RPC, INC. Exhibit 19

Insider Trading Policy Effective Date: 1/28/2025

Process Owner: Chief Financial Officer

Contents

Purpose2

Applicability2

Definitions2

Policy4

Violation of Policy – Penalties and Disciplinary Action6

Appendix A7

RPC, INC. Exhibit 19

Insider Trading Policy Effective Date: 1/28/2025

Process Owner: Chief Financial Officer

Purpose

RPC, Inc. (RPC or the Company) is a public company whose stock trades on the New York Stock Exchange under the symbol “RES.”

a.	The purpose of this Policy is to ensure that all directors, officers, and employees of RPC comply with the legal and practical requirements associated with having stock that trades on one or more national securities exchanges.

b.	Securities laws make it illegal for a person to trade in a company’s publicly traded securities while in possession of Material Nonpublic Information (defined below) relating to that company, or to gift such securities while in possession of Material Nonpublic Information under circumstances in which it is reasonably likely that the gift recipient will sell the securities. This conduct is known as “insider trading.” It is also illegal for a person to disclose material nonpublic information to another who may use this information to trade. This conduct is known as “tipping.”

Applicability

This Policy applies to all directors, officers, and employees of RPC. Each of the groups is also responsible for compliance by their Family Members (defined below).

Definitions

The following are definitions of key terms used in this Policy:

a)	Blackout Period means the period beginning seven calendar days preceding the close of each of the four fiscal quarters and ending not less than 48 hours following the public release of quarterly financial information by the Company. Exceptions to this Blackout Period may only be granted by the Chief Financial Officer (CFO). In addition, special Blackout Periods may be imposed by the CFO from time to time which will apply to all persons specifically designated by the CFO.

b)	Covered Persons are all directors, officers, members of corporate and enterprise services, employees in the financial reporting organization as identified by the CFO, certain other designated employees such as business unit leaders, vice presidents, division heads of the Company or any subsidiary of the Company. A list of Covered Persons is maintained by the office of the CFO.

RPC, INC. Exhibit 19

Insider Trading Policy Effective Date: 1/28/2025

Process Owner: Chief Financial Officer

c)	Covered Securities are all equity and debt securities of the Company including Common Stock, as well as options or other derivative securities that use Covered Securities as reference securities, such as publicly traded options, puts or calls with respect to Company Common Stock. Shares of stock acquired upon exercise of any option or received through a restricted stock grant are considered Covered Securities. In addition, equity and debt securities as well as publicly traded options or other derivative securities of certain business partners may be designated as Covered Securities by the CFO from time to time and will be communicated as needed.

d)	Family Members means members of your family who reside with you (including a spouse, children (including children in college), stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws); anyone else who resides in your household; any family members who do not live in your household, but whose transactions in any Covered Securities are directed by you or are subject to your influence or control; and any entities that you influence or control, including any corporations, partnerships and trusts.

e)	Material Nonpublic Information is any information concerning the business or operations of the Company or any of its business partners which has not been disclosed to the public, but which could influence reasonable investors to buy, sell, or hold Covered Securities. Common examples of information which may be material include dividend and earnings announcements, financial results, financial forecasts, especially earnings estimates, mergers or acquisitions, proposed issuances of new securities, major marketing changes, significant new contracts, major litigation, governmental investigations, planned material restructuring or layoffs, significant cybersecurity incidents, or significant changes in management.

Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the newswire services, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website. Once information is widely disseminated, it is still necessary to provide the investing public with sufficient time to absorb the information. As a general rule, information should have been publicly released for at least 48 hours before it should be considered to no longer be Material Nonpublic Information.

f)	10b5-1 Plan is a trading plan with respect to Covered Securities that is set up pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934 (the Act), wherein the person entering into the trading plan is entitled to certain affirmative defenses if the plan is set up as a binding contract and is not entered into while in possession of Material Nonpublic Information. See

RPC, INC. Exhibit 19

Insider Trading Policy Effective Date: 1/28/2025

Process Owner: Chief Financial Officer

Appendix A for a description of the 10b5-1 Plans, the requirements to set them up, and their important features.

Policy

a)	You may not purchase or sell or gift Covered Securities while in the possession of Material Nonpublic Information. If you have any doubt about whether information is Material Nonpublic Information which precludes trading or other transactions in Covered Securities, the doubt should be resolved against making the trade. Further, the Company may notify you that it is disallowing trades during periods when Material Nonpublic Information exists, whether known to you or not. In addition, you may not use Material Nonpublic Information learned through your relationship with the Company to trade in another company’s stock. All prohibitions related to trading of Covered Securities have equal applicability to trading in stock of the Company’s business partners. You are responsible for the transactions of your Family Members and should make them aware of the need to confer with you before they trade any Covered Securities.

b)	In addition to the prohibitions in paragraph (a) above, Covered Persons are prohibited from purchasing or selling Covered Securities during any Blackout Period.

c)	Certain transactions involving employee benefit plans of the Company are not subject to this Policy and are allowed at any time, including during a Blackout Period as follows:

i.	Grants or vesting of restricted stock pursuant to the Company’s benefit plans are allowed; however, the sale of vested restricted stock is subject to this Policy.
ii.	Stock options may be exercised with cash, through the tender of shares, or a cashless exercise where shares are withheld and not sold in the market; however, a cashless exercise in which a broker sells the option shares or other shares is prohibited during the Blackout Period and at any time you possess Material Nonpublic Information, unless made pursuant to an approved 10b5-1 Plan.
iii.	The exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock.

d)	You may not sell Covered Securities short, and may not purchase or sell puts, calls or other derivative securities at any time.

RPC, INC. Exhibit 19

Insider Trading Policy Effective Date: 1/28/2025

Process Owner: Chief Financial Officer

e)	You are required to maintain in confidence all Material Nonpublic Information. The only exception to this shall be the release of information by officers of the Company specifically authorized to disclose Material Nonpublic Information.

f)	Trading in Covered Securities on a short-term basis or subjecting Covered Securities to be sold outside your control is strongly discouraged. Pledging Covered Securities or otherwise subjecting Covered Securities to margin calls is prohibited at all times. All Covered Persons, including directors and officers, certain designated employees such as business unit leaders, and corporate and enterprise employees titled vice presidents or higher of the Company are subject to additional requirements as described in paragraphs (g) and (h) below.

g)	Directors and officers subject to Section 16 of the Act must report in a timely fashion purchases and sales of Covered Securities, grants and exercises of options and transactions in restricted stock, on Forms 4 and 5, as appropriate. Forms 4 are to be filed within two business days with the Securities and Exchange Commission. Directors and officers subject to Section 16 are also required to pre-clear all trades with the Chief Financial Officer or Chief Executive Officer.

h)	Certain other designated employees such as business unit leaders and corporate and enterprise services employees titled vice presidents or higher of the Company, that are not subject to Section 16 reporting, are also required to pre-clear all trades with the Chief Financial Officer or Chief Executive Officer.

i)	Gifts of Covered Securities to a person, entity or charity are covered by this Policy. All bona fide gifts of Covered Securities by persons subject to Section 16 reporting must be reported in a timely fashion on Form 4. All bona fide gift transactions, by directors and officers subject to Section 16 of the Act, and certain other designated employees such as business unit leaders and corporate and enterprise services employees titled vice presidents or higher that are not subject to Section 16 reporting, are required to pre-cleared with the Chief Financial Officer or Chief Executive Officer.

j)	Tipping occurs when an insider communicates Material Nonpublic Information to another individual (other than another insider with a need to know). Do not disclose Material Nonpublic Information concerning RPC to any other person, including Family Members, or discuss RPC matters in Internet chat rooms or social networking sites. If the individual receiving the tip purchases or sells Covered Securities in violation of this policy, both the insider and the individual receiving the tip may be liable for a violation of federal securities laws.

RPC, INC. Exhibit 19

Insider Trading Policy Effective Date: 1/28/2025

Process Owner: Chief Financial Officer

k)	Hedging of financial risk with respect to Covered Securities and similar monetization transactions are prohibited by this Policy. This includes, but is not limited to, the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds.

l)	Transactions made pursuant to a Rule 10b5-1 Plan that satisfies the requirements set out in Appendix A are not subject to this Policy.

m)	This Policy continues to apply to transactions in Covered Securities even after termination of service to RPC. If an individual is in possession of Material Nonpublic Information when his or her service terminates, that individual may not engage in transactions in Covered Securities until that information has become public or is no longer material.

Violation of Policy – Penalties and Disciplinary Action

a.	Violation of this Policy may result in discipline by the Company, up to and including termination of employment.

b.	The penalties for insider trading include civil fines of up to three times the profit gained or loss avoided, and criminal fines of up to $5,000,000 and a significant jail term.

c.	You can also be liable for improper transactions by Tipping. Specifically, you may be liable for improper transactions by any person to whom you have purposely or inadvertently disclosed nonpublic information. The SEC has imposed large penalties even when the disclosing person did not actually trade or profit from the trading. As such, please remember that you trade at your own risk. While this Policy is intended to assist you in complying with the laws against insider trading, you must always exercise appropriate judgment in connection with any trade in Covered Securities.
d.

You should keep in mind that if your securities transactions ever become the subject of scrutiny, these transactions will be viewed after the fact and in the bright light of hindsight. As a result, before engaging in any transaction in Covered Securities, you should carefully consider how regulators and others might view the transaction after the fact. Even the appearance of impropriety or governmental inquiries with respect to a transaction could impair investor confidence in RPC and subject you and or the Company to government inquiries or litigation. Consequently, any concerns or questions about this Policy should be discussed with RPC’s Chief Financial Officer or Chief Executive Officer.

RPC, INC. Exhibit 19

Insider Trading Policy Effective Date: 1/28/2025

Process Owner: Chief Financial Officer

Appendix A

10b5-1 Plan

Description:

Rule 10b5-1 under the Act provides certain affirmative defenses from insider trading liability. To be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 Plan for transactions in Company Securities that meet certain conditions specified in the Rule. If the plan meets the requirements of Rule 10b5-1, transactions in Company Securities may occur even when the person who has entered into the plan is aware of Material Nonpublic Information.

Rule 10b5-1 Plan Requirements:

To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Chief Financial Officer and have the following features:

i.	A Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of Material Nonpublic Information.
ii.	Once the plan is adopted, the person must not exercise any influence over the number of securities to be traded, the price at which they are to be traded or the date of the trade.
iii.	The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.
iv.	The plan must include a cooling-off period before trading can commence that, for directors or officers, ends on the later of 90 days after the adoption of the Rule 10b5-1 plan or two business days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan), and for persons other than directors or officers, 30 days following the adoption or modification of a Rule 10b5-1 Plan.
v.	A person may not enter into overlapping Rule 10b5-1 Plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 Plan during any 12-month period (subject to certain exceptions).
vi.	Directors and officers must include a representation in their Rule 10b5-1 Plan certifying that:
●	they are not aware of any Material Nonpublic Information; and
●	they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5.
vii.	All persons entering into a Rule 10b5-1 Plan must act in good faith with respect to that plan.
viii.	Any Rule 10b5-1 Plan must be submitted for approval five days prior to entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.